Exhibit 99.1

News Release

For Information Contact:        Cindy Haas            David Bruce
(305) 500-4526            (305) 500-4999
Cindy_Haas@Ryder.com        David_Bruce@Ryder.com

Ryder System, Inc. Elects Robert A. Hagemann to Its Board of Directors

MIAMI, June 3, 2014 - Ryder System, Inc. (NYSE: R), a leader in commercial transportation and supply chain management solutions, today announced that Robert A. Hagemann has been elected to its Board of Directors, effective August 1, 2014.
Mr. Hagemann, 57, most recently served as Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until his retirement in July 2013. Mr. Hagemann joined Quest’s predecessor, Corning Life Sciences, Inc., in 1992, and held roles of increasing responsibility until he was named Chief Financial Officer of Quest in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He also held various positions in corporate accounting and audit at Merrill Lynch and Company and Ernst & Young.
“Mr. Hagemann is an accomplished leader who brings strong financial expertise to Ryder, given his 15 years of service as a public company CFO. His experience in business services and outsourcing is highly relevant to our business and will no doubt be a valuable resource to our Board and management team,” said Ryder Chairman and Chief Executive Officer Robert Sanchez. “We look forward to having the benefit of Mr. Hagemann’s combination of expertise and experience as we continue to capitalize on favorable macro-trends in outsourcing and deliver higher levels of profitable growth.”
Mr. Hagemann holds a MBA from Seton Hall University and a bachelors degree in accounting from Rider University. He currently serves on the boards of Zimmer Holdings, Inc. and Graphic Packaging Holding Company.

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as a top third party logistics provider and green supply chain partner. Ryder has also been ranked three years in a row as one of the top 250 U.S. companies in the Newsweek Green Rankings. In addition, Security Magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com and follow us on Facebook, YouTube, and Twitter.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.